Exhibit 4.1

[Form of Note]

Penn Virginia Operating Co., LLC

5.77% Senior Note due March 27, 2013

No. _________	__________, 2003
$____________	PPN 70788# AA 5

For Value Received, the undersigned, Penn Virginia Operating Co., LLC (herein called the "Company"), a limited liability company organized and existing under the laws of the State of Delaware, hereby promises to pay to ________________, or registered assigns, the principal sum of ________________ Dollars on March 27, 2013, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 5.77% per annum from the date hereof, payable semiannually, on the 27th of March and September in each year, commencing with March 27 or September 27, next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreements referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 7.77% or (ii) 2% over the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its "base" or "prime" rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements referred to below.

This Note is one of a series of Senior Notes (herein called the "Notes") issued pursuant to separate Note Purchase Agreements, dated as of March 27, 2003 (as from time to time amended, the "Note Purchase Agreements"), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreements and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreements.

This Note is a registered Note and, as provided in the Note Purchase Agreements, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Pursuant to their respective guaranty agreement, Penn Virginia Resource Partners, L.P., a Delaware limited partnership, Loadout LLC, a Delaware limited liability company, Wise LLC, a Delaware limited liability company, K Rail LLC, a Delaware limited liability company, Suncrest Resources LLC, a Delaware limited liability company, and Fieldcrest Resources LLC, a Delaware limited liability company have absolutely and unconditionally guaranteed payment in full of the principal of, Make-Whole Amount, if any, and interest on this Note and performance by the Company of all of its obligations contained in the Note Purchase Agreements.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreements. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreements, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreements, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreements.

This Note shall be construed and enforced in accordance with, and the rights and parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State which would require application of the laws of the jurisdiction other than such State.

Penn Virginia Operating Co., LLC

By

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